EXHIBIT 10.1
[WSI INDUSTRIES LETTERHEAD]
October 5, 2009
Mr. Benjamin Rashleger
[address]
[address]
Dear Benjamin,
This letter is to confirm WSI Industries employment offer. Reporting directly to me, the position is President & Chief Operating Officer.
Your starting annual base salary will be $150,000, paid weekly. You will have eligibility to participate in an incentive program for up to 70% of your annual base salary. Specific objectives relating to new business and profitability for this fiscal year will be determined jointly and subject to WSI Board approval.
The benefits package will be per the standard employee plan plus a special executive medical plan. In addition, you will enter into an Employment ( Change in Control) Agreement and on the day of your start date, you will be issued 10,000 Non Qualified Stock Options at a price equal to the average price on that day and containing vesting and other terms consistent with our standard awards. An attached Restrictive Covenant Agreement, signed by you will be required.
Start date would be Monday, October 12, 2009.
Benjamin, I am very pleased with extending this offer and look forward to you joining WSI Industries. I am confident that you will be an excellent asset to WSI and will help us grow profitably with our current and future customers. I look forward to your contributions.
Sincerely,

/s/ Michael J. Pudil	Accepted and Agreed to:

Michael J. Pudil
Chief Executive Officer	/s/ Benjamin Rashleger
WSI Industries	Benjamin Rashleger
Date: October 7, 2009